Exhibit 17.1

Donald Barrick

December 18, 2006

Board of Directors
Morlex, Inc.
c/o Resource Management Partners, Inc.
1690 Washington Avenue
Bohemia, NY 11716

Re: Resignation

To the Board of Directors:

Please be advised that I hereby resign as President, Secretary and Treasurer of Morlex, Inc., effective immediately.

Very truly yours,

/s/ Donald Barrick

Donald Barrick